Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-40454 and 333-84840) and on Form S-8 (Nos. 333-61632, 333-100811 and 333-44007) of Amerigon Incorporated of our report dated March 14, 2003 relating to the financial statements and financial statement schedules, which appear in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Detroit, Michigan

March 26, 2004